UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2023

Genesco Inc.

(Exact name of Registrant as Specified in Its Charter)

Tennessee	1-3083	62-0211340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Marriott Drive
Nashville,, Tennessee		37214
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615 367-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	GCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2023, Genesco Inc. (the “Company”) entered into a Term Sheet with Thomas A. George, the Company’s Chief Financial Officer. The Term Sheet sets forth certain changes to Mr. George’s employment terms and otherwise extends Mr. George’s employment arrangement with the Company through March 2025. Among other changes, (i) Mr. George’s salary will be increased to $530,000 beginning in Fiscal 2025, (ii) Mr. George was granted a $75,000 time-based restricted stock award, 50% of which vests on the first anniversary of the grant date and the remaining 50% vests at the end of the employment period in March 2025, and (iii) in March 2024, subject to Mr. George’s continued employment through the date of grant, Mr. George will be granted a $789,700 restricted stock award, 50% of which will be based on performance objectives to be determined by the compensation committee of the Company’s board of directors with vesting to occur at the end of the employment period in March 2025. Except as amended by the Term Sheet, Mr. George’s employment arrangement with the Company will continue as contemplated prior to execution of the Term Sheet.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2023 annual meeting of shareholders of the Company (the “Annual Meeting”) was hosted virtually on June 22, 2023, from the Company’s corporate headquarters in Nashville, Tennessee. Shares representing a total of 12,563,156 votes were outstanding and entitled to vote. At the Annual Meeting, the Company’s shareholders voted on the matters set forth below.

Election of Directors

The Company’s shareholders elected all nine persons nominated for election as directors until the next annual meeting of the shareholders and until their successors are elected and qualified as set forth in the Company’s proxy statement dated May 12, 2023. The following table sets forth the vote of the shareholders at the Annual Meeting with respect to the election of directors:

Nominee	For	Against	Abstain	Broker Non-Votes

Joanna Barsh	8,845,688	1,263,996	18,000	505,953
Matthew M. Bilunas	10,047,844	61,690	18,150	505,953
Carolyn Bojanowski	10,046,354	63,330	18,000	505,953
John F. Lambros	9,570,891	538,703	18,090	505,953
Thurgood Marshall, Jr.	9,463,066	650,102	14,516	505,953
Angel R. Martinez	10,030,338	79,156	18,190	505,953
Mary E. Meixelsperger	9,997,059	112,625	18,000	505,953
Gregory A. Sandfort	9,608,937	500,612	18,135	505,953
Mimi E. Vaughn	9,442,978	664,807	19,899	505,953

Non-Binding, Advisory Vote on the Company’s Executive Compensation

The Company’s shareholders voted upon a non‑binding, advisory proposal to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Annual Meeting. The votes on this proposal were as follows:

For	Against	Abstain	Broker Non-Votes

8,961,043	1,152,689	13,952	505,953

Non-Binding, Advisory Vote on the Desired Frequency of Advisory Votes on Executive Compensation

The Company’s shareholders voted upon a non-binding, advisory proposal to approve the desired frequency of future votes on executive compensation. The votes on this proposal were as follows:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes

9,145,907	22,836	954,476	4,465	505,953

Approval of the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan

The Company's shareholders voted upon and approved the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan as disclosed in the proxy statement for the Annual Meeting. The votes on this proposal were as follows:

For	Against	Abstain	Broker Non-Votes

9,291,921	824,831	10,932	505,953

Ratification of Independent Accountants

The Company’s shareholders voted upon and approved the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year. The votes on this proposal were as follows:

For	Against	Abstain

10,358,359	264,467	10,811

Item 8.01 Other Events.

On June 26, 2023, the Company issued a press release announcing that its board of directors has authorized an increase in its stock repurchase program pursuant to which the Company may purchase up to an additional $50 million in shares of the Company’s outstanding common stock, par value $1.00 per share. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Prior to the expanded repurchase authorization, the Company had remaining authorization under its $200 million share repurchase program of $10.5 million, exclusive of any fees, commissions or other expenses, resulting in a total current authorization of $60.5 million. Share repurchases under the program will be made from time to time, in the open market, in privately negotiated transactions or otherwise, at the discretion of the management of the Company and in accordance with Securities and Exchange Commission and other applicable legal requirements. The timing, pricing and sizes of these repurchases will depend on a number of factors, including the market price of the Company’s common stock and general market and economic conditions. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be suspended or discontinued at any time.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number Description

99.1 Press Release of Genesco Inc. dated June 26, 2023

104 Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO, INC.

Date:	June 26, 2023	By:	/s/Scott E. Becker
Scott E. Becker Senior Vice President, Secretary and General Counsel